Exhibit 99.1
RPM SETS FIRST-QUARTER RECORDS
•	Sales accelerate to record level, ahead 13%

•	Industrial segment revenues rise 18%

•	Consumer segment revenues advance 7%

•	Record net income, excluding asbestos charge, increases 9%
MEDINA, Ohio – October 6, 2005 – RPM International Inc. (NYSE: RPM) today reported record sales for the fiscal 2006 first quarter, ended August 31, 2005. Net income and earnings per share declined compared with the fiscal 2005 first quarter due to continued asbestos liability costs. Excluding these costs, the company achieved record earnings and earnings per share.
“Our first-quarter performance reflects the ongoing strategic investment in our products and services, resulting in industry leading internal growth,” said Frank C. Sullivan, president and CEO. “The quality, strength and reputation of our brands enable us to continue to earn the trust of our customers and to gain market share. We are augmenting this growth through new products and services as well as acquisitions here in North America and abroad.”
First-Quarter Sales and Earnings
RPM achieved record net sales of $747.4 million for the fiscal 2006 first quarter, a 13.0% increase over last year’s first quarter. Year-over-year sales growth came from organic growth, +10.8%, favorable foreign currency translation, +0.8%, and acquisitions, +1.4%.
Beginning with the second quarter of fiscal 2005, RPM has taken a charge each quarter to adjust its asbestos liability reserves for estimated legal defense and settlement values associated with known claims at quarter-end. Therefore, reported net income was $50.0 million compared with net income of $54.5 million in the fiscal 2005 first quarter, and reported diluted earnings per share were $0.40 compared with $0.44 per share earned in the fiscal 2005 first quarter. Excluding the asbestos charge taken during 2006, adjusted net income of $59.3 million this first quarter increased 8.9% compared with last year, while adjusted diluted earnings per share of $0.47 were 6.8% above fiscal 2005 first quarter diluted earnings of $0.44 per share.
During the 2005 third fiscal quarter, the company retrospectively adopted the provisions of Emerging Issues Task Force Issue 04-8, “The Effects of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”), which reduces diluted earnings per share, but not net income. The retrospective application of EITF 04-8 reduced first-quarter 2005 diluted earnings by $0.03 per share.
Consolidated earnings before interest and taxes (EBIT) of $86.3 million in the 2006 first quarter compare with last year’s $92.4 million. Excluding the asbestos charge, adjusted EBIT comparatively increased 9.5% year over year to $101.3 million. This result is despite significantly higher raw material costs, and reflects the strength of organic sales growth, as well as ongoing pricing initiatives and programs to improve productivity.

RPM Sets First-Quarter Records
October 6, 2005

RPM’s industrial segment exhibited considerable sales strength, increasing 17.9% to $430.8 million. This year-over-year sales growth was +14.4% organic, +1.1% foreign exchange translation and +2.4% from acquisitions. Industrial segment EBIT increased 16.0% to $65.1 million.
Consumer segment sales grew 6.9% to $316.5 million. This year-over-year sales growth was +6.2% organic, +0.5% foreign exchange translation and the balance from an acquisition. Consumer segment EBIT of $46.3 million was unchanged from a year ago, reflecting the impact of continuing higher material costs.
Reconciliations of EBIT and adjusted net income to comparable Generally Accepted Accounting Principles (GAAP) measures, an explanation of how RPM uses EBIT in managing its businesses and a reconciliation of reported results to results excluding the impact of the asbestos charge are provided in the supplemental data accompanying this release.
illbruck Sealant Systems
As previously reported, RPM’s Tremco completed the acquisition of illbruck Sealant Systems on August 31, 2005. illbruck, headquartered in Leverkusen, Germany, is a leading pan-European manufacturer of high-performance sealants and installation systems for pre-fabricated construction elements and for window and door applications. With sales of approximately $190 million, illbruck brings RPM’s combined sales throughout Europe to approximately $440 million.
“Our Tremco organization is excited by the prospects for this integration and the cross-marketing opportunities that illbruck will provide,” Sullivan commented. “While the earnings impact from illbruck is likely to be neutral for this fiscal year, we anticipate initial contribution of three to five cents per share beginning in fiscal 2007.”
Asbestos Charge
After-tax asbestos-related payments during the 2006 first quarter were $10.5 million versus last year’s $11.9 million. Before taxes, total asbestos-related payments of $16.5 million ($12.0 million indemnity) compare with $19.0 million ($14.3 million indemnity) last year.
RPM evaluates the adequacy of its asbestos liability reserves each quarter and adjusts these reserves when appropriate. Accordingly, the company took an additional $15.0 million pre-tax asbestos charge in the 2006 first quarter. This first-quarter charge brought RPM balance sheet reserves for asbestos liability to $99.7 million at August 31, 2005. The company believes this level sufficiently supports a conservatively estimated valuation of existing claims in light of RPM’s more aggressive defense strategy, which entails higher legal costs but ultimately has resulted in lower resolution costs. The company reaffirmed its commitment to this strategy for managing this exposure, and that its outlook is in line with current reserve assumptions.
Cash Flow, Financial Position
Cash flow from operations of $33.0 million compares with fiscal 2005 first-quarter cash flow from operations of $41.4 million and reflects principally the timing of payments of accounts payable year-over-year. Capital expenditures of $8.5 million during the 2006 quarter compare with depreciation of

RPM Sets First-Quarter Records
October 6, 2005

$13.0 million. Total debt of $870.3 million reflects the additional indebtedness related to recent acquisitions, including illbruck, less the retired $150 million 7% bonds which matured June 15, 2005. RPM’s net debt-to-capital ratio stands at 42% compared with 38% at May 31, the end of the 2005 fiscal year, and 40% one year ago.
Business Outlook
“Our second quarter will be particularly challenging as a result of the impact of the hurricanes in the Gulf region,” stated Sullivan. “Temporary disruptions to the operations of many of our consumer segment customers and temporary closure of some of our industrial companies’ manufacturing and distribution will negatively impact sales growth. Additionally, we may experience price spikes in certain raw material categories.”
“For the balance of the year,” he added, “a number of RPM consumer and industrial products are likely to play an important part in the significant restoration and rebuilding process throughout the Gulf States region. Our underlying business trends remain strong and point to another year of record sales and earnings growth, adjusted for the impact of ongoing asbestos related costs.”
Webcast Information
RPM management will host a conference call to further discuss the 2006 first-quarter results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 800-659-1942, or 617-614-2710 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. For those unable to listen to the live call, a replay will be available from approximately 12:00 noon Eastern time on October 6 until 8:00 p.m. Eastern time on October 13, 2005. The replay can be accessed by dialing 888-286-8010 or 617-801-6888. The access code is 47015080. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president – finance and communications, at 330-273-8820 or ghasman@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified

RPM Sets First-Quarter Records
October 6, 2005

below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-114259), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
# # #

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED		ADJUSTED (a)
	Three Months Ended		Three Months Ended
	August 31,		August 31,
	2005	2004	2005	2004
Net Sales	$747,352	$661,513	$747,352	$661,513
Cost of sales	431,233	366,626	431,233	366,626

Gross profit	316,119	294,887	316,119	294,887
Selling, general & administrative expenses	214,860	202,442	214,860	202,442
Asbestos charge	15,000
Interest expense, net	8,575	7,970	8,575	7,970

Income before income taxes	77,684	84,475	92,684	84,475
Provision for income taxes	27,723	29,989	33,366	29,989

Net Income	$49,961	$54,486	$59,318	$54,486

Basic earnings per share of common stock	$0.43	$0.47	$0.51	$0.47

Diluted earnings per share of common stock (b)	$0.40	$0.44	$0.47	$0.44

Average shares of common stock outstanding — basic	116,542	116,163	116,542	116,163

Average shares of common stock outstanding — diluted (b)	127,262	125,113	127,262	125,113

(a)	Adjusted figures presented remove the impact of the additional asbestos charge taken during the first quarter of fiscal 2006.

(b)	Amounts for all periods presented include the effect of our contingently issuable shares, as required by EITF Issue No. 04-8.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
IN THOUSANDS

	AS REPORTED		ADJUSTED (a)
	Three Months Ended		Three Months Ended
	August 31,		August 31,
	2005	2004	2005	2004
Net Sales:
Industrial Segment	$430,839	$365,508	$430,839	$365,508
Consumer Segment	316,513	296,005	316,513	296,005

Total	$747,352	$661,513	$747,352	$661,513

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$65,079	$56,136	$65,079	$56,136
Interest (Expense), Net	(31)	11	(31)	11

EBIT (c)	$65,110	$56,125	$65,110	$56,125

Consumer Segment
Income Before Income Taxes (b)	$46,436	$46,355	$46,436	$46,355
Interest (Expense), Net	132	49	132	49

EBIT (c)	$46,304	$46,306	$46,304	$46,306

Corporate/Other
(Loss) Before Income Taxes (b)	$(33,831)	$(18,016)	$(18,831)	$(18,016)
Interest (Expense), Net	(8,676)	(8,030)	(8,676)	(8,030)

EBIT (c)	$(25,155)	$(9,986)	$(10,155)	$(9,986)

Consolidated
Income Before Income Taxes (b)	$77,684	$84,475	$92,684	$84,475
Interest (Expense), Net	(8,575)	(7,970)	(8,575)	(7,970)

EBIT (c)	$86,259	$92,445	$101,259	$92,445

(a)	Adjusted figures presented remove the impact of the additional asbestos charge taken during the first quarter of fiscal 2006.

(b)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

	August 31, 2005	August 31, 2004	May 31, 2005
IN THOUSANDS	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and short-term investments	$78,056	$52,413	$184,140
Trade accounts receivable	576,632	487,109	571,649
Allowance for doubtful accounts	(19,957)	(18,497)	(18,565)

Net trade accounts receivable	556,675	468,612	553,084
Inventories	363,396	295,938	334,404
Deferred income taxes	40,006	42,698	40,876
Prepaid expenses and other current assets	173,601	148,495	158,991

Total current assets	1,211,734	1,008,156	1,271,495

Property, Plant and Equipment, at Cost	838,474	768,992	775,564
Allowance for depreciation and amortization	(402,065)	(392,528)	(385,586)

Property, plant and equipment, net	436,409	376,464	389,978

Other Assets
Goodwill	728,967	650,879	663,224
Other intangible assets, net of amortization	305,676	285,044	275,744
Other	55,237	45,410	55,804

Total other assets	1,089,880	981,333	994,772

Total Assets	$2,738,023	$2,365,953	$2,656,245

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$257,355	$208,993	$274,573
Current portion of long-term debt	95	233,562	97
Accrued compensation and benefits	60,092	57,304	95,667
Accrued loss reserves	63,163	53,628	65,452
Asbestos-related liabilities	55,000	47,500	55,000
Other accrued liabilities	119,867	85,671	84,550

Total current liabilities	555,572	686,658	575,339

Long-Term Liabilities
Long-term debt, less current maturities	870,175	490,284	837,948
Asbestos-related liabilities	44,686	24,101	46,172
Other long-term liabilities	74,973	59,658	71,363
Deferred income taxes	99,687	86,961	78,914

Total long-term liabilities	1,089,521	661,004	1,034,397

Total liabilities	1,645,093	1,347,662	1,609,736

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 117,702; 116,271; 117,554)	1,177	1,163	1,176
Paid-in capital	538,016	515,606	535,204
Treasury stock, at cost
Accumulated other comprehensive income (loss)	21,286	(737)	10,004
Retained earnings	532,451	502,259	500,125

Total stockholders’ equity	1,092,930	1,018,291	1,046,509

Total Liabilities and Stockholders’ Equity	$2,738,023	$2,365,953	$2,656,245

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)	Three Months Ended August 31,
IN THOUSANDS	2005	2004
Cash Flows From Operating Activities
Net income	$49,961	$54,486
Depreciation and amortization	16,759	16,275
Items not affecting cash and other	6,420	3,450
Changes in operating working capital	(39,049)	(20,957)
Changes in asbestos-related liabilities, net of tax	(1,115)	(11,879)

	32,976	41,375

Cash Flows From Investing Activities
Capital expenditures	(8,514)	(7,413)
Acquisition of businesses, net of cash acquired	(135,780)	(9,900)
Proceeds from (purchases of) marketable securities	(3,788)	527
Proceeds from the sale of assets	—	4,500
Other	(556)	413

	(148,638)	(11,873)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	177,231	7,169
Reductions of long-term and short-term debt	(150,620)	(3,243)
Cash dividends	(17,635)	(16,253)
Exercise of stock options	1,412	1,062

	10,388	(11,265)

Effect of Exchange Rate Changes on Cash and Short-Term Investments	(810)	(383)

Increase (Decrease) in Cash and Short-Term Investments	$(106,084)	$17,854